Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of ITG, Inc. of our report dated February 13, 2026 relating to the consolidated financial statements of ITG Parent, LLC, appearing in the Prospectus, which is part of the Registration Statement on Form S-1, as amended (File No. 333-296557) declared effective on June 30, 2026.

RSM US LLP

Coral Gables, Florida

July 2, 2026